Exhibit 10.2

THOMAS D. CESTARE

EMPLOYMENT AGREEMENT

THIS AGREEMENT originally effective February 6, 2015 is hereby amended and restated in its entirety effective February 6, 2016 (the “Agreement”), by and between BENEFICIAL BANCORP, INC., a Maryland chartered corporation (the “Company”), BENEFICIAL BANK, a Pennsylvania chartered savings bank (the “Bank”), and THOMAS D. CESTARE (the “Executive”).

WHEREAS, Executive serves in a position of substantial responsibility with the Bank and the Company; and

WHEREAS, the Bank and the Company wish to continue to assure the services of Executive under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided for in this Agreement, the parties hereby agree as follows:

1.             Employment.   The Executive is employed as Executive Vice President and Chief Financial Officer of the Company and the Bank. The Executive shall perform all duties and shall have all powers which are commonly incident to the offices of Executive Vice President and Chief Financial Officer of the Company and the Bank, or which, consistent with those offices, are delegated to him by the Chief Executive Officer of the Company and the Bank.  (All subsequent references herein to the Board shall be to the Board of the Bank, unless otherwise indicated.)

2.             Location and Facilities.  The Executive will be furnished with the working facilities and staff as are necessary for him to perform his duties set forth in Section 1.  The location of such facilities and staff shall be at the principal administrative offices of the Company or at such other site or sites customary for such offices.

3.             Term.

a.             The term of this Agreement shall consist of (i) the period commencing on February 6, 2016, (the “Effective Date”) and ending on February 6, 2018, plus (ii) any and all extensions of the initial term made pursuant to this Section 3.

b.             Commencing on February 6, 2017, and continuing on each February 6th (the “anniversary date”) thereafter, the disinterested members of the Boards of Directors of the Company and the Bank may extend the Agreement an additional year unless the Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 19 of this Agreement.  The Compensation Committee of the Board will review this Agreement and the Executive’s performance annually prior to each anniversary date for purposes of determining whether to recommend an extension of the Agreement to the Boards of Directors of the Company and the Bank. The rationale and results of the Boards’ discussions shall be included in the minutes of the Boards’ meetings.  The Board shall give notice to the Executive as soon as possible after each such review as to whether the Agreement is to be extended.

c.             Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank, the Company and the Executive may mutually agree.

4.             Base Compensation.

a.             During the term of the Agreement the Bank agrees to pay the Executive a base salary at the rate of $358,713 per year, payable in accordance with customary payroll practices.

b.             The Board shall review, at least annually, the rate of the Executive’s base salary based upon factors they deem relevant.

c.             In the absence of action by the Board, the Executive shall continue to receive base salary at the annual rate specified on the Effective Date or, if another rate has been established under the provisions of this Section 4, the rate last properly established by action of the Board under the provisions of this Section 4.

5.             Bonuses.  The Executive shall be eligible to participate in discretionary bonuses or other incentive compensation programs that the Company and the Bank may award from time to time to senior management employees pursuant to bonus plans or otherwise.

6.             Benefit Plans.  The Executive shall also be eligible to participate in such medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements as may be approved from time to time by the Company and the Bank for the benefit of their employees on such terms as the Board of Directors of the Company or the Bank may specify.

7.             Vacation and Leave.

a.             The Executive shall be entitled to vacation and other leave in accordance with policy for senior executives, or otherwise as approved by the Board, but, in any event, not less than four (4) weeks of paid vacation annually.

b.             In addition to paid vacations and other leave, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board may, in its discretion, determine.  Further, the Board may grant to Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

8.             Expense Payments and Reimbursements.  Executive shall be reimbursed for all reasonable out-of-pocket business expenses that he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank.

9.             Perquisites.  In connection with the performance of his duties under this Agreement, the Bank shall provide Executive with the following perquisites: (i) use of an automobile and payment of related expenses including paid parking and (ii) a laptop computer, cell phone and other wireless devices of Executive’s choosing.  To the extent required by applicable law, the Bank shall report as income to Executive the value of his personal use of any perquisites.

10.          Loyalty and Confidentiality.

a.             During the term of this Agreement Executive:  (i) shall devote all his time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Company and the Bank or any of their subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation and (ii) shall not engage in any business or activity contrary to the business affairs or interests of the Company and the Bank.

b.             Nothing contained in this Agreement shall prevent or limit Executive’s right to invest in the capital stock or other securities of any business dissimilar from that of the Company and the Bank, or, solely as a passive, minority investor, in any business.

c.             Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Company and the Bank; the names or addresses of any of its borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Company and the Bank to which he may be exposed during the course of his employment.  Executive further agrees that, unless required by law or specifically permitted by the Board in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor shall he employ such information in any way other than for the benefit of the Company and the Bank.

11.          Termination and Termination Pay.

a.             Death.  Executive’s employment shall terminate upon his death and his estate shall be entitled to receive the compensation due to the Executive through the last day of the calendar month in which his death occurred.

b.             Retirement.  This Agreement will terminate on Executive’s Retirement Date.  For purposes of this Agreement, Retirement Date is defined as the date the Executive retires from the Bank under the retirement benefit plan or plans in which he participates pursuant to Section 6 of this Agreement.

c.             Disability.

i.              The Board or Executive may terminate Executive’s employment after having determined Executive has a Disability.  For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs the Executive’s ability to substantially perform his duties under this Agreement and that results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Company and the Bank (or, if there are no such plans in effect, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days).  The Board shall determine whether or not the Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant.  As a condition to any benefits, the Board may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate.

ii.             In the event of such Disability, Executive’s obligation to perform services under this Agreement will terminate.  The Bank will pay Executive, as Disability pay, an amount equal to sixty-six and two thirds percent (66 2/3%) of Executive’s bi-weekly rate of base salary in effect as of the date of his termination of employment due to Disability.  Disability payments will be made on a monthly basis and will commence on the first day of the month following the effective date of Executive’s termination of employment for Disability and end on the earlier of:  (A) the date Executive returns to full-time employment at the Bank in the same capacity as he was employed prior to his termination for Disability; (B) Executive’s death; (C) Executive’s attainment of age 65; or (D) the date the Agreement would have expired had Executive’s employment not terminated by reason of Disability.  Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Company and the Bank.  In addition, during any period of Executive’s Disability, Executive and his dependents shall, to the greatest extent possible, continue to be covered under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) of the Company and the Bank, in which Executive participated prior to his Disability on the same terms as if Executive were actively employed by the Company and the Bank.

d.             Termination for Cause.

i.              The Board may, by written notice to the Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time, for “Cause.”  The Executive shall have no right to receive compensation or other benefits for any period after termination for Cause except for vested benefits.  Termination for Cause shall mean termination because of, in the good faith determination of the Board, the Executive’s:

(1)           Personal dishonesty;

(2)           Incompetence;

(3)           Willful misconduct;

(4)           Breach of fiduciary duty involving personal profit;

(5)           Intentional failure to perform stated duties under this Agreement;

(6)           Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Company and the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(7)           Material breach by Executive of any provision of this Agreement.

ii.             Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause by the Company and the Bank unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of such Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel), of finding that, in the good faith opinion of the Board,

Executive was guilty of the conduct described above and specifying the particulars thereof.

e.             Voluntary Termination by Executive.  In addition to his other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board of Directors of the Company and the Bank, in which case Executive shall receive only his compensation, vested rights and employee benefits up to the date of his termination.

f.             Without Cause or With Good Reason.

i.              The Board may, by written notice to the Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”) and the Executive may, by written notice to the Board, immediately terminate his employment at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”).

ii.             Subject to Section 12 of this Agreement, in the event of termination Without Cause or With Good Reason, the Executive shall be entitled to receive a severance benefit equal to the sum of two (2) times the Executive’s (x) then current base salary and (y) the average of the bonus paid to the Executive by the Company and/or the Bank for the three (3) years preceding his termination of employment.  The Executive’s severance benefit shall be payable ratably over a two (2) year period through the Bank’s regular payroll. In addition to the severance payments provided under this subparagraph (ii), the Bank shall continue or cause to be continued for a period of twenty-four (24) months following Executive’s termination of employment under this paragraph f. medical, dental and life insurance coverage substantially identical to the coverage maintained for the Executive before his termination of employment and in accordance with the same schedule prevailing as of his termination date.  If under the terms of the applicable policy or policies for the insurance benefits specified in this subparagraph (ii) it is not possible to continue the Executive’s coverage, or if when employment termination occurs the Executive is a Specified Employee within the meaning of Section 409A of the Code, if any of the continued insurance coverage benefits specified in this subparagraph (ii) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance benefit, instead of continued insurance coverage under this subparagraph (ii) the Bank shall pay or cause to be paid to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for twenty-four (24) months. The lump-sum payment shall be made within five (5) business days after employment termination or, if the Executive is a Specified Employee within the meaning of Section 409A of the Code and an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, on the first business day of the seventh month after the month in which the Executive’s employment terminates.

The severance payments and benefits provided under this subparagraph (ii) are subject to Section 11f.(v) of this Agreement. Further, the parties to this Agreement acknowledge and agree that the compensation and benefits under this Section 11f.(ii) shall not be payable if compensation and benefits are payable or shall have been paid to the Executive under Section 12 of this Agreement.

iii.            “Good Reason” shall exist if, without the Executive’s express written consent, the Company and the Bank materially breach any of their respective obligations under this Agreement.  Without limitation, such a material breach shall be deemed to occur upon any of the following:

(1)           A material reduction in the Executive’s responsibilities or authority in connection with his employment with the Company or the Bank;

(2)           Assignment to the Executive of duties of a non-executive nature or duties for which he is not reasonably equipped by his skills and experience;

(3)           A reduction in salary or benefits contrary to the terms of this Agreement, or, following a Change in Control as defined in Section 12 of this Agreement, any reduction in salary or material reduction in benefits below the amounts to which the Executive was entitled prior to the Change in Control;

(4)           Termination of incentive and benefit plans (other than the Bank’s tax-qualified plans), programs or arrangements, or reduction of the Executive’s participation to such an extent as to materially reduce their aggregate value below their aggregate value as of the Effective Date;

(5)           A relocation of the Executive’s principal business office by more than thirty (30) miles from its current location; or

(6)           Liquidation or dissolution of the Company or the Bank.

iv.            Notwithstanding the foregoing, a reduction or elimination of the Executive’s benefits under one or more benefit plans maintained by the Company or the Bank as part of a good faith, overall reduction or elimination of such plans or benefits thereunder applicable to all participants in a manner that does not discriminate against the Executive (except as such discrimination may be necessary to comply with law) shall not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the same type or to the same general extent as those offered under such plans are not available to other officers of the Company and the Bank, or any company that controls either of them, under a plan or plans in or under which the Executive is not entitled to participate subsequent to such reduction or elimination of benefits.

v.             The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of health and welfare benefits, not constitute deferred compensation (since such amounts are not taxable to the Executive).  However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event the Executive is a “Specified Employee” (as defined herein) no payment shall be made to the Executive under this Agreement prior to the first day of the seventh month following termination of employment in excess of the “permitted amount” under Section 409A of the Code.  For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the year in which the Executive terminates employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the termination of employment occurs.  The payment of the “permitted amount” shall be made within five (5) business days of the occurrence of the termination of employment.  Any payment in excess of the permitted amount shall be made to the Executive on the first day of the seventh month following the Executive’s termination of employment.  “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

g.             Continuing Covenant Not to Compete or Interfere with Relationships.  Regardless of anything herein to the contrary, following a termination by the Company and the Bank or Executive pursuant to Section 11f.:

i.              Executive’s obligations under Section 10c. of this Agreement will continue in effect; and

ii.             During the period ending one year after such termination of employment, Executive shall not serve as an officer, director or employee of any bank holding company, bank, savings bank, savings and loan holding company, or mortgage company (any of which, a “Financial Institution”) which Financial Institution offers products or services competing with those offered by the Bank from any office within thirty (30) miles from the main office or any branch of the Bank and shall not interfere with the relationship of the Company and the Bank and any of its employees, agents, or representatives.

12.          Termination in Connection with a Change in Control.

a.             For purposes of this Agreement, a “Change in Control” means any of the following events:

i.              Merger:  The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation.

ii.             Acquisition of Significant Share Ownership:  There is filed, or required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

iii.            Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv.            Sale of Assets:  The Company or the Bank sells to a third party all or substantially all of its assets.

b.             Termination.  If within the period ending twelve (12) months after a Change in Control, (i) the Company and the Bank shall terminate Executive’s employment Without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason (as defined in Section 11f(iii) of this Agreement), the Company or the Bank shall, within five (5) business days of the termination of the Executive’s employment, make a lump-sum cash payment to him equal to three (3) times the sum of the Executive’s: (i) then current base salary and (ii) the average of the bonus paid by the Company and/or Bank to Executive for the three (3) years preceding his termination of employment.  In addition to the lump sum cash payment, the Bank shall continue or cause to be continued for a thirty-six (36) month period following his termination of employment medical, dental and life insurance coverage substantially identical to the coverage maintained for Executive before his termination of employment and in accordance with the same schedule prevailing as of his termination date.  If: (i) under the terms of the applicable policy or policies for the insurance benefits specified in this paragraph b. it is not possible to continue Executive’s coverage, or (ii) if when employment termination occurs Executive is a specified employee within the meaning of Section 409A of the Code, if any of the continued insurance coverage benefits specified in this paragraph b. would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance benefit, instead of continued insurance coverage under this paragraph b. the Bank shall pay or cause to be paid to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had Executive’s employment not terminated, assuming continued coverage for thirty-six (36) months. The lump-sum payment shall be made within five (5) business days after employment termination or, if Executive is a specified employee within the meaning of Section 409A of the Code and an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, on the first business day of the seventh month after the month in which the Executive’s employment terminates.

The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of medical, dental and life insurance benefits, not constitute deferred compensation (since such amounts are not taxable to the Executive).  However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under this Agreement prior to the first day of the seventh month following termination of employment in excess of the “permitted amount” under Section 409A of the Code.  For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the year in which the Executive terminates employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the termination of employment occurs.  The payment of the “permitted amount” shall be made within five (5) business days of the termination of employment.  Any payment in excess of the permitted amount shall be made to the Executive on the first day of the seventh month following the Executive’s termination of employment.  “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

c.             The provisions of Section 12 and Sections 14 through 27, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or one (1) year following a Change in Control.

d.             In the event Executive’s employment is terminated within twelve (12) months after a Change in Control, the payments and benefits provided in this Section 12 are in lieu of the payments and benefits provided in Section 11f of this Agreement.

13.          Indemnification and Liability Insurance.

a.             Indemnification.  The Company and the Bank agree to indemnify the Executive (and his heirs, executors, and administrators), and to advance expenses related thereto, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been a director or executive of the Company, the Bank or any of their subsidiaries (whether or not he continues to be a director or executive at the time of incurring any such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, such settlements to be approved by the Board, if such action is brought against the Executive in his capacity as an executive or director of the Company and the Bank or any of their subsidiaries.  Indemnification for expenses shall not extend to matters for which the Executive has been terminated for Cause.  Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation.  Notwithstanding anything herein to the contrary, the obligations of this Section 13 shall survive the term of this Agreement by a period of six (6) years.

b.             Insurance.  During the period in which indemnification of the Executive is required under this Section, the Company and the Bank shall provide the Executive (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the expense of the Company and the Bank, at least equivalent to such coverage provided to directors and senior executives of the Company and the Bank.

14.          Reimbursement of Executive’s Expenses to Enforce this Agreement.

The Company and the Bank shall reimburse Executive for all out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, incurred by Executive in connection with successful enforcement by Executive of the obligations of the Company and the Bank to Executive under this Agreement.  Successful enforcement shall mean the grant of an award of money or the requirement that the Company and the Bank take some action specified by this Agreement:  (i) as a result of court order; or (ii) otherwise by the Company and the Bank following an initial failure of the Company and the Bank to pay such money or take such action promptly after written demand therefor from Executive stating the reason that such money or action was due under this Agreement at or prior to the time of such demand.

15.          Change in Control Best Payments Determination.

Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to Section 12 or otherwise from the Bank, the Company or any affiliate of the Bank or the Company are considered “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such payments or benefits shall be limited to the greatest amount that may be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company or its affiliates under such section, but only if, by reason of such reduction, the net after tax benefit to Executive shall exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Agreement shall mean the sum of (i) the total amounts payable to Executive under Section 12, plus (ii) all other payments and benefits which the Executive receives or then is entitled to receive from the Bank, the Company or any affiliate of the Bank or the Company that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal, state and local income and payroll taxes payable with respect to the foregoing calculated at the maximum marginal tax rates for each year in which the foregoing shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 15 shall be made at the Bank’s expense by an accounting firm or law firm experienced in such matters.  Any reduction in payments required by this Section 15 shall occur in the following order: (i) any cash severance, (ii) any other cash amount payable to Executive, (iii) any benefit valued as a “parachute payment,” (iv) the acceleration of vesting of any equity awards that are options, and (v) the acceleration of vesting of any other equity awards. Within any such category of payments and benefits, a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

16.          Injunctive Relief.  If there is a breach or threatened breach of Section 11g. of this Agreement or the prohibitions upon disclosure contained in Section 10c. of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and that the Company and the Bank shall be entitled to injunctive relief restraining the Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach.  The parties hereto likewise agree that the Executive, without limitation, shall be entitled to injunctive relief to enforce the obligations of the Company and the Bank under this Agreement.

17.          Successors and Assigns.

a.             This Agreement shall inure to the benefit of and be binding upon any corporate or other successor to the Company and the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company and the Bank.

b.             Since the Company and the Bank are contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company and the Bank.

18.          No Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

19.          Notices.  All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Company and/or the Bank at their principal business offices and to the Executive at his home address as maintained in the records of the Company and the Bank.

20.          No Plan Created by this Agreement. Executive, the Company and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and each party expressly waives any right to assert the contrary.  Any assertion in any judicial or administrative filing, hearing, or process that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion.

21.          Amendments.  No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

22.          Applicable Law.  Except to the extent preempted by federal law, the laws of the Commonwealth of Pennsylvania shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

23.          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

24.          Headings.  Headings contained herein are for convenience of reference only.

25.          Entire Agreement.   This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements described in Sections 5 and 6. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

26.          Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

27.          Regulatory Limitations.

a.             In no event shall the Bank or the Company be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. § 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

b.             In no event shall the Bank or the Company be obligated to make any payment pursuant to this Agreement if:

(i)            Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 USC §1818(e)(3)) or 8(g) (12 USC §1818(g)) of the Federal Deposit Insurance Act, as amended;

(ii)           Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(12 USC §1818(e)) or 8(g) (12 USC §1818(g)) of the Federal Deposit Insurance Act, as amended;

(iii)          the Bank is in default as defined in Section 3(x) (12 USC §1818(x)(1)) of the Federal Deposit Insurance Act, as amended; or

(iv)          the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 USC §1823(c) of the Federal Deposit Insurance Act, as amended.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of February 6, 2016.

BENEFICIAL BANCORP, INC.

By:	/s/ Frank A. Farnesi
Frank A. Farnesi
Chairman of the Board of Directors

BENEFICIAL BANK

By:	/s/ Frank A. Farnesi
Frank A. Farnesi
Chairman of the Board of Directors

EXECUTIVE

/s/ Thomas D. Cestare
Thomas D. Cestare